Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey N. Theiler Executive Vice President and CFO (414) 367-5610 jnt@docreit.com

Physicians Realty Trust Reports Second Quarter 2020 Financial Results

Announces $0.09 Net Income per Share and $0.27 Normalized FFO per Share for the Second Quarter of 2020

Reports Second Quarter Rent Collection of 98% and July Rent Collection of 97%

Second Quarter and Recent Highlights:

•Reported second quarter 2020 total revenue of $109.1 million, an increase of 15% over the prior year period.
•Generated second quarter net income per share and OP Unit of $0.09 on a fully diluted basis, compared to net income per share and OP Unit of $0.04 on a fully diluted basis in the same period last year.
•Generated second quarter normalized funds from operations (Normalized FFO) of $0.27 per share and OP Unit on a fully diluted basis, compared to $0.21 for the same period last year.
•Reported second quarter net income of $18.4 million, an increase of 152% compared to the prior year period.
•Second quarter MOB Same-Store Cash Net Operating Income (Cash NOI) growth was 1.4% year-over-year.
•Declared a quarterly dividend of $0.23 per share and OP Unit for the second quarter 2020, paid July 17, 2020.
•Sold 5,543,066 common shares pursuant to the ATM program at a weighted average price of $18.07 during the second quarter 2020, resulting in total proceeds of approximately $99.1 million.
•Collected 98% of second quarter rent and 97% of July rent as of August 3, 2020.

Milwaukee, WI - August 6, 2020 - Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the second quarter ended June 30, 2020.

John T. Thomas, President and Chief Executive Officer of the Trust, commented, “At Physicians Realty Trust, we remain focused on supporting the nation’s healthcare providers through our portfolio of essential outpatient real estate. Our partnership-focused approach to management, alongside our continued emphasis on portfolio quality, leads to resilience in this time of uncertainty.

“Showcasing this resilience, our portfolio achieved 98% collections on contractual rent and common area charges for the second quarter. Each of our assets remains open and operating to meet the needs of healthcare providers and the patients they serve.

“We were also excited to release our inaugural annual ESG Report on June 30, 2020, and to launch bold and ambitious diversity, equity, and inclusion goals, established by our team’s Diversity, Equity, and Inclusion Committee and approved by our Board of Trustees. We encourage you to visit our website to review them in detail.

“We look forward to discussing second quarter performance during today’s conference call,” Mr. Thomas concluded.

Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2020 was $109.1 million, an increase of 15% from the second quarter 2019. As of June 30, 2020, the portfolio was 96% leased.

Total expenses for the second quarter 2020 were $90.5 million, which is consistent with the same period in 2019. Operating expenses and depreciation and amortization increased by $0.4 million and $0.8 million, respectively, while interest expense decreased by $1.9 million.

Net income for the second quarter 2020 was $18.4 million, compared to net income of $7.3 million for the second quarter 2019.

Net income attributable to common shareholders for the second quarter 2020 was $17.5 million. Diluted earnings per share for the second quarter 2020 was $0.09 based on approximately 210.4 million weighted average common shares and operating partnership units (“OP Units”) outstanding.

Funds from operations (FFO) for the second quarter 2020 consisted of net income plus $37.0 million of depreciation and amortization and $1.1 million of other adjustments, resulting in $0.27 per share and OP Unit on a fully diluted basis. Normalized FFO, which adjusts for net changes in fair value, was $56.6 million, or $0.27 per share and OP Unit on a fully diluted basis.

Normalized funds available for distribution (FAD) for the second quarter 2020, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market and below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures, loan reserve adjustments, and our share of adjustments from unconsolidated investments was $53.1 million.

Our MOB Same-Store portfolio, which includes 238 properties representing approximately 89% of our net leasable square footage, generated year-over-year MOB Same-Store Cash NOI growth of 1.4% for the second quarter 2020.

Other Recent Events

Second Quarter Investment Activity

In the quarter ended June 30, 2020, the Company funded of one mezzanine loan for $13.0 million as well as $10.2 million of previous construction loan commitments, including the $4.6 million final draw to complete and open a radiation oncology treatment facility in Denton, Texas. Additionally, the Company paid $0.5 million of additional purchase consideration under an earn-out agreement resulting in total second quarter investment activity of $23.7 million.

Coronavirus (COVID-19 pandemic) Update

The COVID-19 pandemic has had an impact on our tenants, the Company, and its current operations. The Company has leveraged its technological capabilities to allow its employees to work from their homes effectively, abide by state and local safety orders, and continue to perform their responsibilities. The Company expects this arrangement to continue until its employees can safely return to the office in accordance with applicable local, state, and federal laws, orders, regulations, mandates, and guidance.

As of August 3, 2020, all of our facilities are open and operational and we have collected 98% of second quarter billings with concessions limited primarily to waiving late fees. Because the effects of the COVID-19 pandemic are uncertain, there can be no assurance that there will not be any additional restrictions or orders in the future, whether patients will continue to seek medical care, particularly elective medical care and procedures that can be delayed, at the same rates prior to the COVID-19 pandemic and the resulting impact on our tenants. For further detail of the impact and the Company’s response to the COVID-19 pandemic, please refer to the Supplemental Update, dated July 1, 2020, provided on our website as well as the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

Recent Investment Activity

Since June 30, 2020, the Company funded an additional $1.3 million on a previous construction loan commitment.

Recent Capital Activity

During the second quarter 2020, the Company issued 5,543,066 shares pursuant to its ATM program at a weighted average price of $18.07 for net proceeds of $99.1 million.

Dividend Paid

On June 18, 2020, our Board of Trustees authorized and declared a cash distribution of $0.23 per common share and OP Unit for the quarterly period ended June 30, 2020. The dividend was paid on July 17, 2020 to common shareholders and OP Unit holders of record as of the close of business on July 2, 2020.

Update on LifeCare Facilities

As part of the October 2019 assignment of master leases at the Company's three LTACH facilities to a new operator, approximately $1.0 million in past due rent and bankruptcy related charges were to be repaid in monthly installments concluding October 2020. As of June 30, 2020, obligations under this agreement have been fully satisfied, including the early payment of July rent.

Other Activity

On June 30, 2020, the Company announced the release of its inaugural environmental, social, and governance (“ESG”) Report. The report outlines the Company’s commitment and progress towards goals related to ESG matters. “Beyond sharing our achievements to date, it illustrates to our shareholders and our healthcare partners DOC’s long-term commitment to being an ESG leader,” said John Thomas, President & Chief Executive Officer. “We firmly believe that investing in all facets of sustainability–throughout our business and across our portfolio–is part of our responsibility as a company,” Thomas said. “Investing in our properties through sustainable upgrades reduces our operating costs, generating long-lasting savings for our healthcare partners and driving shareholder returns. Continued investments in social initiatives benefiting our team members and communities–while maintaining a strong focus on governance best practices–ensures that we sustain Physicians Realty Trust’s Invest in better® culture for many years to come. The ESG report is available at www.docreit.com/esg.”

On July 16, 2020, we announced that Baylor Scott & White Charles A. Sammons Cancer Center earned the prestigious The Outstanding Building of the Year® (“TOBY®”) International Award from the Building Owners and Managers Association (BOMA). The International TOBY Awards are the commercial real estate industry’s highest recognition honoring excellence in building management and operations. Buildings are judged on all facets of building operations, including energy management, tenant relations, community involvement, emergency preparedness, and security. In 2020, Baylor Scott & White Charles A. Sammons Cancer Center first won local and regional competitions and then earned the designation as the top healthcare property worldwide honored with an International TOBY. We are proud and honored to earn this designation on behalf of our management teams and collaborators.

Conference Call Information

The Company has scheduled a conference call on Thursday, August 6, 2020, at 10:00 a.m. ET to discuss its financial performance and operating results for the second quarter ended June 30, 2020. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Second Quarter Earnings Call or passcode: 13705683. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning August 6, 2020, at 1:00 p.m. ET until September 6, 2020, at 11:59 p.m. ET, by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (International); passcode: 13705683. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. Beginning August 6, 2020, the Company’s supplemental information package for the second quarter 2020 will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of June 30, 2020, owned approximately 97.4% of OP Units.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, “continue”, “intend”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements may include statements regarding the Company’s strategic and operational plans, the Company’s ability to generate internal and external growth, the future outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, ability to execute its business plan, and the impact of the COVID-19 pandemic on the Company’s business. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events or otherwise. For a discussion of factors that could impact the Company’s results, performance, or transactions, see Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and Part II, Item 1A (Risk Factors) of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Source: Physicians Realty Trust

Physicians Realty Trust
Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Rental revenues	$79,801	$68,303	$157,671	$145,386
Expense recoveries	24,952	24,171	49,828	50,213
Interest income on real estate loans and other	4,313	2,429	8,995	4,672
Total revenues	109,066	94,903	216,494	200,271
Expenses:
Interest expense	14,197	16,053	29,823	32,322
General and administrative	8,242	7,676	17,219	16,648
Operating expenses	31,029	30,636	61,992	62,844
Depreciation and amortization	37,045	36,285	73,792	72,734
Total expenses	90,513	90,650	182,826	184,548
Income before equity in (loss) income of unconsolidated entities and gain on sale of investment properties, net:	18,553	4,253	33,668	15,723
Equity in (loss) income of unconsolidated entities	(109)	30	(264)	60
Gain on sale of investment properties, net	—	3,033	—	3,033
Net income	18,444	7,316	33,404	18,816
Net income attributable to noncontrolling interests:
Operating Partnership	(476)	(200)	(880)	(505)
Partially owned properties (1)	(148)	(136)	(290)	(274)
Net income attributable to controlling interest	17,820	6,980	32,234	18,037
Preferred distributions	(317)	(294)	(634)	(578)
Net income attributable to common shareholders	$17,503	$6,686	$31,600	$17,459
Net income per share:
Basic	$0.09	$0.04	$0.16	$0.09
Diluted	$0.09	$0.04	$0.16	$0.09
Weighted average common shares:
Basic	203,692,604	185,239,471	199,952,166	183,963,257
Diluted	210,405,776	190,815,892	206,699,177	189,699,284

Dividends and distributions declared per common share and OP Unit	$0.23	$0.23	$0.46	$0.46
(1)Includes amounts attributable to redeemable noncontrolling interest.

Physicians Realty Trust
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Investment properties:
Land and improvements	$228,068	$225,540
Building and improvements	3,757,451	3,700,009
Tenant improvements	60,237	53,931
Acquired lease intangibles	397,011	390,450
	4,442,767	4,369,930
Accumulated depreciation	(615,775)	(540,928)
Net real estate property	3,826,992	3,829,002
Right-of-use lease assets, net	138,281	127,933
Real estate loans receivable, net	160,120	178,240
Investments in unconsolidated entities	62,682	66,137
Net real estate investments	4,188,075	4,201,312
Cash and cash equivalents	3,891	2,355
Tenant receivables, net	7,238	7,972
Other assets	134,424	134,942
Total assets	$4,333,628	$4,346,581
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$315,353	$583,323
Notes payable	968,213	967,789
Mortgage debt	58,867	83,341
Accounts payable	3,845	6,348
Dividends and distributions payable	51,211	46,272
Accrued expenses and other liabilities	83,637	81,238
Lease liabilities	73,939	63,290
Acquired lease intangibles, net	6,060	6,096
Total liabilities	1,561,125	1,837,697

Redeemable noncontrolling interest - Series A Preferred Units and partially owned properties	28,421	27,900

Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 208,139,470 and 189,975,396 common shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	2,081	1,900
Additional paid-in capital	3,270,915	2,931,921
Accumulated deficit	(595,117)	(529,194)
Accumulated other comprehensive (loss) income	(6,908)	4,321
Total shareholders’ equity	2,670,971	2,408,948
Noncontrolling interests:
Operating Partnership	72,715	71,697
Partially owned properties	396	339
Total noncontrolling interests	73,111	72,036
Total equity	2,744,082	2,480,984
Total liabilities and equity	$4,333,628	$4,346,581

Physicians Realty Trust
Reconciliation of Non-GAAP Measures
(in thousands, except share and per share data)

	Three Months Ended June 30,
	2020	2019
Net income	$18,444	$7,316
Earnings per share - diluted	$0.09	$0.04

Net income	$18,444	$7,316
Net income attributable to noncontrolling interests - partially owned properties	(148)	(136)
Preferred distributions	(317)	(294)
Depreciation and amortization expense	36,951	36,194
Depreciation and amortization expense - partially owned properties	(63)	(70)
Gain on sale of investment properties, net	—	(3,033)
Proportionate share of unconsolidated joint venture adjustments	1,656	—
FFO applicable to common shares and OP Units	$56,523	$39,977
Net change in fair value of derivative	105	(14)
Normalized FFO applicable to common shares and OP Units	$56,628	$39,963

FFO per common share and OP Unit	$0.27	$0.21
Normalized FFO per common share and OP Unit	$0.27	$0.21

Normalized FFO applicable to common shares and OP Units	$56,628	$39,963
Non-cash share compensation expense	3,051	2,685
Straight-line rent adjustments	(3,275)	1,961
Amortization of acquired above/below-market leases/assumed debt	884	825
Amortization of lease inducements	289	337
Amortization of deferred financing costs	595	599
TI/LC and recurring capital expenditures	(4,765)	(4,266)
Loan reserve adjustments	(35)	—
Proportionate share of unconsolidated joint venture adjustments	(255)	—
Normalized FAD applicable to common shares and OP Units	$53,117	$42,104

Weighted average number of common shares and OP Units outstanding	210,405,776	190,815,892

	Three Months Ended June 30,
	2020	2019
Net income	$18,444	$7,316
General and administrative	8,242	7,676
Depreciation and amortization expense	37,045	36,285
Interest expense	14,197	16,053
Net change in the fair value of derivative	105	(14)
Gain on sale of investment properties, net	—	(3,033)
Proportionate share of unconsolidated joint venture adjustments	2,461	—
NOI	$80,494	$64,283

NOI	$80,494	$64,283
Straight-line rent adjustments	(3,275)	1,961
Amortization of acquired above/below-market leases	899	856
Amortization of lease inducements	289	337
Loan reserve adjustments	(35)	—
Proportionate share of unconsolidated joint venture adjustments	(266)	—
Cash NOI	$78,106	$67,437

Cash NOI	$78,106	$67,437
Assets not held for all periods	(4,666)	466
LTACH & Hospital Cash NOI	(5,497)	(2,675)
Lease termination fees	(87)	—
Interest income and other	(3,542)	(1,829)
MOB Same-Store Cash NOI	$64,314	$63,399

	Three Months Ended June 30,
	2020	2019
Net income	$18,444	$7,316
Depreciation and amortization expense	37,045	36,285
Interest expense	14,197	16,053
Gain on sale of investment properties, net	—	(3,033)
Proportionate share of unconsolidated joint venture adjustments	2,437	—
EBITDAre	$72,123	$56,621
Non-cash share compensation expense	3,051	2,685
Non-cash changes in fair value	105	(14)
Adjusted EBITDAre	$75,279	$59,292

This press release includes Funds From Operations (FFO), Normalized FFO, Normalized Funds Available For Distribution (FAD), Net Operating Income (NOI), Cash NOI, MOB Same-Store Cash NOI, Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDAre, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

We believe that information regarding FFO is helpful to shareholders and potential investors because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. We calculate FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss (computed in accordance with GAAP) before noncontrolling interests of holders of OP units, excluding preferred distributions, gains (or losses) on sales of depreciable operating property, impairment write-downs on depreciable assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs). Our FFO computation includes our share of required adjustments from our unconsolidated joint ventures and may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with Nareit definition or that interpret the Nareit definition differently than we do. The GAAP measure that we believe to be most directly comparable to FFO, net income, includes depreciation and amortization expenses, gains or losses on property sales, impairments, and noncontrolling interests. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from the operations of our properties. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in our financial statements. FFO does not represent cash generated from operating activities in accordance with GAAP, should not be considered to be an alternative to net income or loss (determined in accordance with GAAP) as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

We use Normalized FFO, which excludes from FFO net change in fair value of derivative financial instruments, acceleration of deferred financing costs, change in fair value of contingent consideration, and other normalizing items. However, our use of the term Normalized FFO may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. Normalized FFO should not be considered as an alternative to net income or loss (computed in accordance with GAAP), as an indicator of our financial performance or of cash flow from operating activities (computed in accordance with GAAP), or as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Normalized FFO should be reviewed in connection with other GAAP measurements.

We define Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO non-cash share compensation expense, straight-line rent adjustments, amortization of acquired above- or below-market leases and assumed debt, amortization of lease inducements, amortization of deferred financing costs, recurring capital expenditures related to tenant improvements and leasing commissions, loan reserve adjustments, and cash payments from seller master leases and rent abatement payments, including our share of all required adjustments from unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating Normalized FAD, and accordingly, our computation may not be comparable to those reported by other REITs. Although our computation of Normalized FAD may not be comparable to that of other REITs, we believe Normalized FAD provides a meaningful supplemental measure of our performance due to its frequency of use by analysts, investors, and other interested parties in the evaluation of our performance as a REIT. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) or as an indicator of our financial performance. Normalized FAD should be reviewed in connection with other GAAP measurements.

NOI is a non-GAAP financial measure that is defined as net income or loss, computed in accordance with GAAP, generated from our total portfolio of properties and other investments before general and administrative expenses, depreciation and amortization expense, interest expense, net change in the fair value of derivative financial instruments, gain or loss on the sale of investment properties, and impairment losses, including our share of all required adjustments from our unconsolidated joint ventures. We believe that NOI provides an accurate measure of operating performance of our operating assets because NOI excludes certain items that are not associated with management of the properties. Our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Cash NOI is a non-GAAP financial measure which excludes from NOI straight-line rent adjustments, amortization of acquired above and below market leases, and other non-cash and normalizing items, including our share of all required adjustments from unconsolidated joint ventures. Other non-cash and normalizing items include items such as the amortization of lease inducements, loan reserve adjustments, payments received from seller master leases and rent abatements, and changes in fair value of contingent consideration. We believe that Cash NOI provides an accurate measure of the operating performance of our operating assets because it excludes certain items that are not associated with management of the properties. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance in the real estate community. Our use of the term Cash NOI may not be comparable to that of other real estate companies as such other companies may have different methodologies for computing this amount.

MOB Same-Store Cash NOI is a non-GAAP financial measure which excludes from Cash NOI assets not held for the entire preceding five quarters, non-MOB assets, and other normalizing items not specifically related to the same-store property portfolio. Management considers MOB Same-Store Cash NOI a supplemental measure because it allows investors, analysts, and Company management to measure unlevered property-level operating results. Our use of the term MOB Same-Store Cash NOI may not be comparable to that of other real estate companies, as such other companies may have different methodologies for computing this amount.

We calculate EBITDAre in accordance with standards established by Nareit and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, loss (gain) on dispositions, and impairment loss, including our share of all required adjustments from unconsolidated joint ventures. We define Adjusted EBITDAre, which excludes from EBITDAre non-cash share compensation expense, non-cash changes in fair value, the pro forma impact of investment activity, and other normalizing items. We consider EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.